Exhibit C

Liebman Goldberg & Hymowitz LLP Certified Public Accountants 595 Stewart Avenue, Suite 420 Garden City, New York 11530 Telephone (516)228-6600

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Juniper Group, Inc. on Form S-8 of our report dated April 15, 2010 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), included in the Annual Report on Form 10-K of Juniper Group, Inc. for the year ended December 31, 2009.

/s/Liebman Goldberg & Hymowitz, LLP
Liebman Goldberg & Hymowitz, LLP
Garden City, New York

December 15, 2010